Exhibit 99.1

PRESS RELEASE

Contact:
Ezenia! Inc.
Investor Relations
781-505-2100
investorrelations@ezenia.com

Ezenia! Inc. Adopts Shareholder Rights Plan

Nashua, N.H. (April 16, 2008) — Ezenia, Inc (OTC Bulletin Board: EZEN.OB), announced today that its Board of Directors has adopted a Shareholder Rights Plan.  Khoa D. Nguyen, Ezenia’s President and Chief Executive Officer, stated; “The Board believes that a Shareholder Rights Plan enhances its ability to protect shareholder interests and to ensure that shareholders receive fair treatment in the event of a coercive takeover attempt.  The Plan is intended to provide the Board with sufficient time to consider any and all alternatives to such an action.  The Board believes that it is protecting the interests of all of its shareholders.”

In connection with the adoption of the Shareholder Rights Plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of Ezenia’s common stock to shareholders of record as of the close of business on April 16, 2008.  Initially, these rights will not be exercisable and will trade with the shares of Ezenia’s common stock.  Under the Shareholder Rights Plan, the rights generally will become exercisable if a person becomes an “acquiring person” by acquiring 15% or more of the common stock of Ezenia or if a person commences a tender offer that could result in that person owning 15% or more of the common stock of Ezenia.  If a person becomes an “acquiring person,” each holder of a right (other than the acquiring person) would be entitled to purchase, at the then-current exercise price, such number of shares of preferred stock which are equivalent to shares of Ezenia’s common stock having a value of twice the exercise price of the right.  If Ezenia is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock having a value of twice the exercise price of the right.

About Ezenia! Inc.

Ezenia! Inc. (OTC Bulletin Board: EZEN.OB), founded in 1991, is a leading provider of real-time collaboration solutions, bringing new and valuable levels of interaction and collaboration to corporate networks and the Internet. By integrating voice, video and data collaboration, the Company’s award-winning products enable groups to interact through a natural meeting experience regardless of geographic distance. Ezenia! products allow dispersed groups to work together in real-time using powerful capabilities such as instant messaging, white boarding, screen sharing and text chat. The ability to discuss projects, share information and modify documents allows users to significantly improve team communication and accelerate the decision-making process. More information about Ezenia! Inc. and its product offerings can be found at the company’s Web site, www.Ezenia.com.

Note to Investors Regarding Forward-Looking Statements

Statements included herein that are not historical facts may be considered forward-looking statements. You can identify these forward-looking statements by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” and similar words.  Such forward-looking statements involve risks and uncertainties that could cause actual operating results to differ materially from those indicated by such forward-looking statements. These risks and uncertainties include the considerations that are discussed in the Company’s 2006 Annual Report on Form 10-K as amended for the year ended December 31, 2006, such as the evolution of Ezenia!’s market, dependence on the United States government as its largest customer and on other major customers, continued funding of defense programs by the United States government and the timing of such funding, rapid technological change and competition within the collaborative software market, its reliance on third-party technology, protection of its propriety technology, acceptance of IWS in the commercial market, retention of key employees, stock price volatility, customer acceptance of Version 3.0 of InfoWorkSpace, its history of liquidity concerns and operating losses, and other considerations that are discussed further in such report. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made.  The Company disclaims any obligation to update forward-looking statements after the date of such statements.

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Ezenia! is a registered trademark of Ezenia! Inc. and the Ezenia! Logo and InfoWorkSpace are trademarks of Ezenia! Inc.